                Exhibit 10.1

Addendum No. 1 to
Enterprise Kdb+ Software OEM License Agreement
        This Addendum No. 1 to Enterprise Kdb+ Software OEM License Agreement (“Addendum No. 1”) is entered into as of 20 August 2019 by and between Kx Systems, Inc., 45 Broadway, Floor 20, New York, NY 10006 (“Kx”) and Appian Corporation, 1875 Explorer Street, 4th Floor, Reston, Virginia 20190 (“Appian”).
1.SCOPE OF HOSTING ADDENDUM
Kx and Appian previously entered into the Enterprise Kdb+ Software OEM License Agreement, effective June 15, 2016 (“License Agreement”), which grants Appian the right to install the Licensed Software on the hard disk or other permanent storage media of Appian Computers and Customer Computers for purposes of Appian Employees and Contractors developing and testing Appian Applications.
This Addendum No. 1 varies section 6 (Licensed Software Maintenance), in order to extend the period during which Kx will provide Maintenance Services to Appian.
2.DEFINITIONS
The terms defined in this Addendum No. 1 shall have the meanings stated. Otherwise, all capitalized terms used herein shall have the meanings stated in the License Agreement and any addenda thereto.
3.VARIATION OF SECTION 6
3.1  Section 6.1 of the License Agreement shall be deleted in its entirety and replaced with the following:
6.1 “Maintenance Services” are the services described in this section 6. Kx will continue to provide Maintenance Services for the Kdb Software through December 31, 2025. Kx will provide Maintenance Services for the Kdb+ Software subject to section 6.7 below. Kx will provide Maintenance Services to Appian, but not to Appian Customers. Maintenance Services for the Kdb+ Software are provided for the most recent Update for so long as it is the most recent Update and then for one year after release of the next Update.
3.2 Section 6.7 of the License Agreement shall be deleted in its entirety and replaced with the following:
        6.7 Term and Termination of Maintenance Services. Kx may terminate Maintenance Services for the then current version and all prior versions of the Kdb+ Software at the earlier of (a) December 31, 2030, or (b) at such time as Kx generally stops supporting the Kdb+ Software for all of its customers.
4.CONFLICTING TERMS; ENTIRE AGREEMENT
Except as amended by this Addendum No. 1, the License Agreement and any prior addenda to the License Agreement remain in full force and effect and are hereby affirmed. In the event of any inconsistency or conflict between the terms of this Addendum No. 1 and the terms of the License Agreement or prior addenda, this Addendum No. 1 shall govern. The
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License Agreement, any prior addenda and this Addendum No. 1 set forth the entire agreement between the parties with respect to their subject matter.

Kx Systems, Inc.		Appian Corporation
By:	/s/ Adrian Toner	By:	/s/ Mark Lynch
Name:	Adrian Toner	Name:	Mark Lynch
Title:	Authorised Signatory	Title:	Chief Financial Officer
Date:	August 28, 2019	Date:	August 22, 2019

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